EXHIBIT 10.5

EMPLOYMENT SEPARATION AGREEMENT

THIS EMPLOYMENT SEPARATION AGREEMENT (the “Agreement”), which includes Exhibits A, B, C, D and E hereto which are incorporated herein by this reference, is entered into by and between TEKELEC, a California corporation with its principal place of business in Morrisville, North Carolina (“Tekelec”), and YUSUN (SUSIE) KIM RILEY (“Employee”), and shall become effective when executed by both parties hereto (the “Effective Date”).

RECITALS

A.                Employee has been employed with Tekelec in the position of Chief Marketing Officer.

B.                Employee will cease to be an employee and officer of Tekelec on July 31, 2011 (the “Termination Date”).

C.                Tekelec has offered Employee certain severance benefits and additional consideration as provided in this Agreement that it is not otherwise obligated to provide Employee.

D.                Employee desires to receive the severance benefits and additional consideration offered by Tekelec and understands that her receipt of such is contingent upon, among other things, Employee’s entering into this Agreement and undertaking the obligations set forth herein.

E.                Tekelec and Employee are entering into this Agreement for the purpose of resolving any and all claims, matters and disputes regarding, relating to, or arising from Employee’s employment or service with Tekelec.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, Tekelec and Employee hereby agree as follows:

1.   MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Each party hereto represents, warrants and covenants (with respect to itself/herself only) to the other party hereto that, to its/her respective best knowledge and belief as of the date of each party’s respective signature below:

1.1.      Full Power and Authority. It/she has full power and authority to execute, enter into and perform its/her obligations under this Agreement; this Agreement, after execution by both parties hereto, will be a legal, valid and binding obligation of such party enforceable against it/her in accordance with its terms; it/she will not act or omit to act in any way which would materially interfere with or prohibit the performance of any of its/her obligations hereunder, and no approval or consent other than as has been obtained of any other party is necessary in connection with the execution and performance of this Agreement.

1.2.     Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated:

(a)      will not interfere or conflict with, result in a breach of, constitute a default under or violation of any of the terms, provisions, covenants or conditions of any contract, agreement or understanding, whether written or oral, to which it/she is a party (including, in the case of Tekelec, its bylaws and articles of incorporation each as amended to date) or to which it/she is bound;

(b)      will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental agency or court having jurisdiction over such party; and

(c)      has not heretofore been assigned, transferred or granted to another party, or purported to assign, transfer or grant to another party, any rights, obligations, claims, entitlements, matters, demands or causes of actions relating to the matters covered herein.

2.   VOLUNTARY SEPARATION FROM EMPLOYMENT

The parties agree Employee shall be considered to have voluntarily resigned her employment and position as an officer of Tekelec effective as of the Termination Date. Tekelec will pay Employee her final wages earned through the Termination Date and any accrued but unpaid vacation and sick pay remaining as of the Termination Date on or before the next regularly scheduled payroll date from the Termination Date.

3.   SEVERANCE PAYMENTS TO EMPLOYEE

Severance Payments.   In consideration for the release by Employee set forth herein (including the release of any and all claims Employee has or may have under the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act (“OWBPA”)) and Employee’s performance of her obligations under this Agreement (including but not limited to Employee’s obligations under Sections 7-9 hereof), Tekelec shall pay to Employee, Severance Payment in the aggregate gross amount of $124,999.98, less all applicable withholding taxes, payable in six (6) equal monthly installments of $20,833.33 each. The first installment of the Severance Payment shall commence on or before the next regularly scheduled payroll date following the Termination Date and such installments shall continue for six (6) months thereafter (the “Severance Period”) provided Employee has fully complied with the terms and conditions of this Agreement.

4.   BENEFITS

4.1.      Health Care Coverage Continuation. Employee’s current health care coverage with Tekelec will terminate as of the Termination Date. Following the Termination Date, Employee will receive separate notice of her rights to continue coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under Tekelec’s group health plan(s) generally available during such period to employees participating in such plans(s) and at levels and contribution rates and with coverage no greater than those provided to such Employee as of the Termination Date. Employee may elect coverage under a conversion health plan available under Tekelec’s group health plan(s) from the Company’s health insurance carrier if and to the extent she is entitled to do so as a matter of right under federal or state law. Any expense associated with the continuation of any health care coverage will be the sole responsibility of the Employee.

4.2.      Other Benefit Plans. Except as otherwise expressly provided in this Section 4 or as required by applicable law, Employee shall have no right to continue her participation in any Tekelec benefit plan following such employee’s termination.

5.   STOCK OPTIONS

Exhibit A hereto sets forth any and all outstanding stock options, warrants and equity incentives and other rights to purchase capital stock or other securities of Tekelec which have been previously issued to Employee and which are outstanding as of the date hereof. Nothing in this Agreement shall alter or affect any of such outstanding stock options, warrants, equity incentives or rights or Employee’s rights or responsibilities with respect thereto, including but not limited to Employee’s rights to exercise any of her options, warrants, equity incentives or rights following the Termination Date. The parties agree that Employee’s Camiant options shall continue to vest through December 11, 2011, and that she shall be paid in accordance with the terms of such option agreements.

6.   PRESS RELEASE

The parties agree that Tekelec will issue a press release and announcement concerning Employee’s separation from Tekelec in the form attached hereto as Exhibit B on or before the Termination Date. Any comment or statement (whether oral or written) made by either party concerning Employee’s separation from Tekelec will be limited to the contents and substance of Exhibit B. Except as provided herein, including without limitation as provided in Section 11 below, Employee will make no other comment or statement concerning Employee’s separation from Tekelec unless she obtains Tekelec’s prior consent in writing.

7.   SURVIVAL OF CAMIANT STOCKHOLDER AND EMPLOYEE RESTRICTIVE COVENANTS

7.1.      Camiant Stockholder Non-Competition and Non-Solicitation Agreement. Employee understands and expressly acknowledges that she shall continue to be bound by the Non-Competition and Non-Solicitation Agreement entered into as of May 5, 2010 by and between Tekelec and Employee as a stockholder of Camiant, Inc. (the “Stockholder Non-Competition and Non-Solicitation Agreement”). The Stockholder Non-Competition and Non-Solicitation Agreement was made by Employee as an express condition of the Agreement and Plan of Merger dated as of May 5, 2010 by and between Tekelec, SPAN, Inc., Camiant, Inc. and Stephen Van Beaver (the “Merger Agreement”) and in connection with the closing of the transactions contemplated by the Merger Agreement.

7.2.      Employee Confidentiality, Intellectual Property, Non-Solicitation, and Non-Competition Agreement. Additionally, Employee understands and expressly acknowledges that she shall continue to be bound by the Confidentiality, Intellectual Property, Non-Solicitation, and Non-Competition Agreement dated May 5, 2010 by and between Tekelec and Employee that she executed as a condition of her employment with Tekelec (the “Employee Confidentiality, Intellectual Property Agreement”); provided, however, that the parties agree that the period referenced in Section 5(ii) of the Employee Confidentiality, Intellectual Property Agreement shall be changed and reduced from a period of one year following the end of Employee’s employment relationship with Tekelec to the period ending February 1, 2012. Accordingly, the parties agree that the applicable period referenced in Section 5(ii) will expire February 1, 2012. The parties agree that Employee’s provision of consultant services to Tekelec following the Termination Date as provided in Section 13 below will not extend the restricted periods referenced in Section 5(ii) and 10(b) of the Employee Confidentiality, Intellectual Property Agreement, or any restricted periods contained in side agreements for which Employee is a signatory in connection with Tekelec’s acquisition of Camiant, Inc. Fot the avoidance of doubt, the one-year period referenced in Section 10(b) of the Employee Confidentiality, Intellectual Property Agreement shall commence on the Termination Date. All Employee’s remaining obligations under the Employee Confidentiality, Intellectual Property Agreement continue in accordance with the terms and conditions of the Employee Confidentiality, Intellectual Property Agreement.

7.3.      Obligations Do Not Terminate. Employee’s obligations under both the Stockholder Non-Competition and Non-Solicitation Agreement and the Employee Confidentiality, Intellectual Property Agreement shall survive termination of her employment with Tekelec in accordance with the terms and conditions of the applicable agreements, except as provided in Section 7.2 above. Nothing in this Agreement shall be construed as terminating, limiting or otherwise affecting any such agreement or Employee’s obligations thereunder, except as provided in Section 7.2 above. Without limiting the generality of the foregoing, no time period set forth in this Agreement shall be construed as shortening or limiting the term of any such agreement, which term shall continue as set forth therein, except as provided in this Section 7.2.

7.4.      Tekelec shall be entitled to all remedies provided in the applicable agreements and otherwise under law in the event of Employee’s breach of any surviving provisions under the Employee Confidentiality, Intellectual Property Agreement. Additionally, should Employee breach any of the surviving provisions of the agreement, Tekelec shall be relieved of all obligations to Employee under this Agreement and for material breaches shall be entitled to recover from Employee all amounts and other consideration provided to Employee under this Agreement. Employee understands that her obligations in the Employee Confidentiality, Intellectual Property Agreement are separate, independent and in addition to her obligations under the Stockholder Non-Competition and Non-Solicitation Agreement. Employee agrees that her separately executed Consulting Agreement with Tekelec shall not affect her obligations under other agreements, including this Agreement, her Employee Confidentiality, Intellectual Property Agreement (as modified by section 7.2), or the Stockholder Non-Competition and Non-Solicitation Agreement.

7.5.      Employee shall provide in a reasonably satisfactory manner the transitional duties agreed to in writing between the CEO and Employee prior to her Termination Date.

8.   [Intentionally Left Blank]

9.   [Intentionally Left Blank]

10. ENFORCEMENT OF SECTIONS 7-9

Employee hereby acknowledges and agrees that the services rendered by her to Tekelec in the course of her employment were of a special and unique character, and that breach by her of any provision of the covenants set forth in Sections 7-9 of this Agreement will cause Tekelec irreparable injury and damages. Employee expressly agrees that Tekelec shall be entitled, in addition to all other remedies available to it whether at law or in equity, to injunctive or other equitable relief to secure their enforcement.

The parties hereto expressly agree that the covenants contained in Sections 7-9 hereof are reasonable in scope, duration and otherwise; however, if any of the restraints provided in said covenants are adjudicated to be excessively broad as to geographic area or time or otherwise, said restraint shall be reduced to whatever extent is reasonable and the restraint shall be fully enforced in such modified form. Any provisions of said covenants not so reduced shall remain in full force and effect.

11. PROHIBITION AGAINST DISPARAGEMENT

11.1.    Employee agrees that any communication, whether oral or written, occurring on or off the premises of Tekelec, made by her or on her behalf (with her endorsement or authorization) at any time after the Effective Date of this Agreement to any person or entity (including, without limitation, any Tekelec employee, customer, vendor, supplier, any competitor, any media entity and any person associated with any media) which in any way relates to Tekelec (or any of its subsidiaries) or to Tekelec’s or any of its subsidiaries’ directors, officers, management or employees: (a) will be truthful; and (b) will not, directly or indirectly, criticize, disparage, or in any manner undermine the reputation or business practices of Tekelec or its directors, officers, management or employees.

11.2.    Tekelec agrees that any communication, whether oral or written, occurring on or off the premises of Tekelec, made by any Tekelec officer or any member of Tekelec’s Board at any time after the Effective Date of this Agreement to any person or entity (including, without limitation, any Tekelec employee, customer, vendor, supplier, any competitor, any media, entity and any person associated with any media) which in any way relates to Employee: (a) will be truthful, and (b) will not directly or indirectly criticize, disparage, or in any manner undermine the reputation or business practices of Employee.

11.3.    The only exceptions to Sections 11.1 and 11.2 shall be: (a) truthful statements privately made to (i) the CEO of Tekelec, (ii) any member of Tekelec’s Board, (iii) Tekelec’s auditors, (iv) inside or outside counsel of Tekelec, (v) Employee’s counsel or (vi) Employee’s spouse; (b) truthful statements lawfully compelled and made under oath in connection with a court or government administrative proceeding; and (c) truthful statements made to specified persons upon and in compliance with prior written authorization from Tekelec’s CEO or Board to Employee directing her to respond to inquiries from such specified persons.

12. COOPERATION

Employee agrees that for a period of five years commencing with the Termination Date she will cooperate fully and reasonably with Tekelec in connection with any future or currently pending matter, proceeding, litigation or threatened litigation: (1) directly or indirectly involving Tekelec (which, for purposes of this section, shall include Tekelec and each of its current and future subsidiaries, successors or permitted assigns); or (2) directly or indirectly involving any director, officer or employee of Tekelec (with regard to matters relating to such person(s) acting in such capacities with regard to Tekelec business). Such cooperation shall include making herself available upon reasonable notice at reasonable times and places for consultation and to testify truthfully (at Tekelec’s expense for reasonable, pre-approved out-of-pocket travel costs plus a daily fee equal to one-twentieth of her monthly severance compensation under Section 3 hereof for each full or partial day during which Employee makes herself so available) in any action as reasonably requested by the CEO or the Board of Directors. Employee further agrees to immediately notify Tekelec’s CEO in writing in the event that she receives any legal process or other communication purporting to require or request her to produce testimony, documents, information or things in any manner related to Tekelec, its directors, officers or employees, and that she will not produce testimony, documents, information or other things with regard to any pending or threatened lawsuit or proceeding regarding Tekelec without giving Tekelec prior written notice of the same and reasonable time to protect its interests with respect thereto. Employee further promises that when so directed by the CEO or the Board of Directors, she will make herself available to attend any such legal proceeding and will truthfully respond to any questions in any manner concerning or relating to Tekelec and will produce all documents and things in her possession or under her control which in any manner concern or relate to Tekelec. Employee covenants and agrees that she will immediately notify Tekelec’s CEO in writing in the event that she breaches any of the provisions of Sections 7-9 or 11-12 hereof.

13. CONSULTANT SERVICES

Following the Termination Date, Employee shall provide services to Tekelec as reasonably requested by Tekelec’s CEO as a consultant for a period of four (4) months as provided in the Consulting Agreement entered into by Tekelec and Employee contemporaneously herewith with an effective date of August 1, 2011.

14. SOLE ENTITLEMENT

Employee acknowledges and agrees that her sole entitlement to compensation, payments of any kind, monetary and nonmonetary benefits and perquisites with respect to her prior Tekelec relationship (as an officer and employee) is as set forth in this Agreement, stock option and warrant agreements, COBRA, and such other written agreements and securities between Tekelec and Employee as may exist or as may be set forth on Exhibit C hereto.

15. RELEASE OF CLAIMS

15.1.  General. Employee does hereby and forever release and discharge Tekelec and the predecessor corporation of Tekelec as well as the successors, current, prior or future shareholders of record, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys, insurers and representatives of each of them, past, present or future, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of any kind or character whatsoever, whether known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal agency, court or other governmental entity which are existing on or arising prior to the date of this Agreement and which, directly or indirectly, in whole or in part, relate or are attributable to, connected with, or incidental to the previous employment of Employee by Tekelec, the separation of that employment, and any dealings between the parties concerning Employee’s employment existing prior to the date of execution of this Agreement, excepting only those obligations expressly recited herein or to be performed hereunder. Nothing contained in this Section 15 shall affect any rights, claims or causes of action which Employee may have (1) with respect to her outstanding stock options, warrants or other stock subscription rights to purchase Tekelec Common Stock or other securities under the terms and conditions thereof; (2) as a shareholder of Tekelec; (3) to indemnification by Tekelec, to the extent required under the provisions of Tekelec’s Articles of Incorporation, Tekelec’s Bylaws, the California General Corporation Law, insurance or contracts, with respect to matters relating to Employee’s prior service as a director, an officer, employee and agent of Tekelec and/or Camiant; (4) with respect to any other written agreement listed on Exhibit C hereto; and (5) to make claims against or seek indemnification or contribution from anyone not released by the first sentence of this Section 15 with respect to any matter or anyone released by the first sentence of this Section 15 with respect to any matter not released thereby; or (6) with respect to Tekelec’s performance of this Agreement. Further, Employee waives specifically any and all rights or claims Employee has or may have under the ADEA and/or the OWBPA, and acknowledges that such waiver is given voluntarily in exchange for certain consideration included in the severance benefits being paid pursuant to this Agreement.

15.2.  Waiver of Unknown Claims. Employee acknowledges that she is aware that she may hereafter discover claims or facts different from or in addition to those she now knows or believes to be true with respect to the matters herein released, and she agrees that this release shall be and remain in effect in all respects a complete general release as to the matters released and all claims relative thereto which may exist or may heretofore have existed, notwithstanding any such different or additional facts. Employee acknowledges that she has been informed of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which she has or may have under said Section (or any similar state statute), which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

15.3.    Post-Employment Release. Employee agrees that as a condition of this Agreement and the payments and consideration provided by Tekelec pursuant to this Agreement, that following her execution of this Agreement she will execute another release of any and all claims arising through the Termination Date on or within five (5) business days following the Termination Date. The release Employee agrees to execute is attached hereto as Exhibit D, and shall be executed and returned to Tekelec by Employee no earlier than the Termination Date or no later than five (5) days following the Termination Date.

15.4.    Covenant Not to Sue on Matters Released. Employee covenants that she will not make, assert or maintain against any person or entity that Employee has released in this Agreement, any claim, demand, action, cause of action, suit or proceeding arising out of or in connection with the matters herein released, including but not limited to any claim or right under the ADEA, the OWBPA, or any other federal or state statute or regulation. Employee represents and warrants that she has not assigned or transferred, purported to assign or transfer, and will not assign or transfer, any matter or claim herein released. Employee represents and warrants that she knows of no other person or entity which claims an interest in the matters or claims herein released. Employee agrees to, and shall at all times, indemnify and hold harmless each person and entity that Employee has released in this Agreement against any claim, demand, damage, debt, liability, account, action or cause of action, or cost or expense, including attorneys’ fees, resulting or arising from any breach of the representations, warranties and covenants made herein.

16. ASSIGNMENT

Employee represents and warrants that she has not heretofore assigned, transferred or granted or purported to assign, transfer or grant any claims, entitlement, matters, demands or causes of action herein released, disclaimed, discharged or terminated, and agrees to indemnify and hold harmless Tekelec from and against any and all costs, expense, loss or liability incurred by Tekelec as a consequence of any such assignment, transfer or grant.

17. EMPLOYEE REPRESENTATIONS

From the period beginning on the date Employee received this Agreement to the Effective Date, Employee represents and warrants that she has not acted or omitted to act in any respect which directly or indirectly would have constituted a violation of Sections 7-9 or 11-12 herein had this Agreement then been in effect.

18. MISCELLANEOUS

18.1.    Notices. All notices and demands referred to or required herein or pursuant hereto shall be in writing, shall specifically reference this Agreement and shall be deemed to be duly sent and given upon actual delivery to and receipt by the relevant party (which notice, in the case of Tekelec, must be from an officer of Tekelec) or five days after deposit in the U.S. mail by certified or registered mail, return receipt requested, with postage prepaid, addressed as follows (if, however, a party has given the other party due notice of another address for the sending of notices, then future notices shall be sent to such new address):

(a)	If to Tekelec:	Tekelec
5200 Paramount Parkway
Morrisville, North Carolina 27560
Attn: Chief Executive Officer

	With a copy to:	General Counsel Tekelec
5200 Paramount Parkway
Morrisville, North Carolina 27560
-and-
Katherine Ashton
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, California 90401-2386

(b)	If to Employee:	Yusun (Susie) Kim Riley

18.2.    Legal Advice and Construction of Agreement. Both Tekelec and Employee have received (or have voluntarily and knowingly elected not to receive) independent legal advice with respect to the advisability of entering into this Agreement and with respect to all matters covered by this Agreement and neither has been entitled to rely upon or has in fact relied upon the legal or other advice of the other party or such other party’s counsel (or employees) in entering into this Agreement.

18.3.    Parties’ Understanding. Tekelec and Employee state that each has carefully read this Agreement, that it has been fully explained to it/her by its/her attorney (or that it/she has voluntarily and knowingly elected not to receive such explanation), that it/she fully understands its final and binding effect, that the only promises made to it/her to sign the Agreement are those stated herein, and that it/she is signing this Agreement voluntarily.

18.4.    Recitals and Section Headings. Each term of this Agreement is contractual and not merely a recital. All recitals are incorporated by reference into this Agreement. Captions and section headings are used herein for convenience only, are not part of this Agreement and shall not be used in interpreting or construing it.

18.5.    Entire Agreement. Except as provided herein, including without limitation, as provided in Sections 7 and 13 above, this Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. The parties understand and agree that the Stockholder Non-Competition and Non-Solicitation Agreement, the Employee Confidentiality, Intellectual Property Agreement, all other written agreements between Employee and Tekelec, and all other written agreements made in connection with Tekelec’s acquisition of Camiant, Inc. are separate from this Agreement and, subject to the terms and conditions of each such agreement, shall survive the execution of this Agreement, and nothing contained in this Agreement shall be construed as affecting the rights or obligations of either party set forth in such agreements.

18.6.    Severability. In the event any provision of this Agreement or the application thereof to any circumstance shall be determined by arbitration pursuant to Section 18.10 of this Agreement or held by a court of competent jurisdiction to be invalid, illegal or unenforceable, or to be excessively broad as to time, duration, geographical scope, activity, subject or otherwise, it shall be construed to be limited or reduced so as to be enforceable to the maximum extent allowed by applicable law as it shall then be in force, and if such construction shall not be feasible, then such provision shall be deemed to be deleted herefrom in any action before that court, and all other provisions of this Agreement shall remain in full force and effect.

18.7.    Amendment and Waiver. This Agreement and each provision hereof may be amended, modified, supplemented or waived only by a written document specifically identifying this Agreement and signed by each party hereto. Except as expressly provided in this Agreement, no course of dealing between the parties hereto and no delay in exercising any right, power or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such rights, power or remedy.

18.8.    Cumulative Remedies. None of the rights, powers or remedies conferred herein shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred herein or now or hereafter available at law, in equity, by statute or otherwise.

18.9.    Specific Performance. Each party hereto may obtain specific performance to enforce its/her rights hereunder and each party acknowledges that failure to fulfill its/her obligations to the other party hereto would result in irreparable harm.

18.10.  Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a Temporary Restraining Order to preserve the status quo or prevent irreparable harm, any dispute or controversy between Tekelec and Employee under this Agreement involving its interpretation or the obligations of a party hereto shall be determined by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, in the Commonwealth of Massachusetts.

Arbitration may be conducted by one impartial arbitrator by mutual agreement. In the event that the parties are unable to agree on a single arbitrator within 30 days of first demand for arbitration, the arbitration shall proceed before a panel of three arbitrators, one of whom shall be selected by Tekelec and one of whom shall be selected by Employee, and the third of whom shall be selected by the two arbitrators selected. All arbitrators are to be selected from a panel provided by the American Arbitration Association. The arbitrators shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrators, upon request of a party. The arbitrators shall have no power or authority to add to or, except as otherwise provided by Section 18.6 hereof, to detract from the agreements of the parties, and the prevailing party shall recover costs and attorneys’ fees incurred in arbitration. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The arbitrators shall have no authority to award punitive or consequential damages. The resulting arbitration award may be enforced, or injunctive relief may be sought, in any court of competent jurisdiction. Any action arising out of or relating to this Agreement may be filed only in the state or federal courts located in the Commonwealth of Massachusetts.

18.11.  North Carolina Law and Location. This Agreement was negotiated, executed and delivered within the State of North Carolina, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the internal (and not the conflict of laws) laws of the State of North Carolina applicable to the construction and enforcement of contracts between parties resident in North Carolina which are entered into and fully performed in North Carolina. Any action or proceeding arising out of, relating to or concerning this Agreement that is not subject to the arbitration provisions set forth in Section 18.10 above shall be filed in the state courts of the County of Wake, State of North Carolina or in a United States District Court for the Eastern District of North Carolina and in no other location. The parties hereby waive the right to object to such location on the basis of venue.

18.12.  Attorneys’ Fees. In the event a lawsuit is instituted by either party concerning a dispute under this Agreement, the prevailing party in such lawsuit shall be entitled to recover from the losing party all reasonable attorneys’ fees, costs of suit and expenses (including the reasonable fees, costs and expenses of appeals), in addition to whatever damages or other relief the injured party is otherwise entitled to under law or equity in connection with such dispute.

18.13.  Force Majeure. Neither Tekelec nor Employee shall be deemed in default if its/her performance of obligations hereunder is delayed or become impossible or impracticable by reason of any act of God, war, fire, earthquake, strike, civil commotion, epidemic, or any other cause beyond such party’s reasonable control.

18.14.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.15.  Successors and Assigns. Neither party may assign this Agreement or any of its rights or obligations hereunder (including, without limitation, rights and duties of performance) to any third party or entity, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the non-assigning party, which consent may be given or withheld by such non-assigning party in the sole exercise of its discretion, except that Tekelec may assign this Agreement to a corporation acquiring: (1) 50% or more of Tekelec’s capital stock in a merger or acquisition; or (2) all or substantially all of the assets of Tekelec in a single transaction; and except that Employee may transfer or assign his rights under this Agreement voluntarily, involuntarily or by operation of law upon or as a result of her death to her heirs, estate and/or personal representative(s). Any prohibited assignment shall be null and void, and any attempted assignment of this Agreement in violation of this section shall constitute a material breach of this Agreement and cause for its termination by and at the election of the other party hereto by notice. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each person or entity released pursuant to Section 15 hereof and, except as otherwise provided herein, their respective legal successors and permitted assigns.

18.16. Payment Procedure. All payments by Tekelec to Employee or by Employee to Tekelec due hereunder may be by, at the paying party’s election, cash, wire transfer or check.

18.17. Survival. The definitions, representations and warranties herein as well as obligations set forth in Sections 7-16 shall survive any termination of this Agreement for any reason whatsoever.

18.18. No Admission. Neither the entry into this Agreement nor the giving of consideration hereunder shall constitute an admission of any wrongdoing by Tekelec or Employee.

18.19. Limitation of Damages. Except as expressly set forth herein, in any action or proceeding arising out of, relating to or concerning this Agreement, including any claim of breach of contract, liability shall be limited to compensatory damages proximately caused by the breach and neither party shall, under any circumstances, be liable to the other party for consequential, incidental, indirect or special damages, including but not limited to lost profits or income, even if such party has been apprised of the likelihood of such damages occurring.

18.20. Effectiveness. This Agreement shall become effective upon execution by the later of the parties hereto to execute this Agreement.

19. 21 DAY REVIEW PERIOD; RIGHT TO REVOKE

Employee acknowledges that she was advised in writing to consult with an attorney prior to executing this Agreement and represents and warrants to Tekelec that she has done so, and further acknowledges that she has been given a period of 21 days within which to consider the terms and provisions of this Agreement with her attorney. If Employee has executed and delivered to Tekelec this Agreement prior to the expiration of such 21-day period, then in doing so, Employee acknowledges that she has unconditionally and irrevocably waived her right to that unexpired portion of such 21-day period. The parties agree that any changes or modifications, whether or not material, made to this Agreement will not restart the 21-day period. In addition, Employee shall have the right to revoke this Agreement for a period of seven days following the date on which this Agreement is signed by sending written notification of such revocation directly to each of Tekelec, General Counsel of Tekelec and Katherine Ashton at the addresses specified in Section 18.1, supra, via hand delivery.

TEKELEC	YUSUN (SUSIE) KIM RILEY

By: /s/ Judith Barnett	Signature: /s/ Yusun (Susie) Kim Riley
Print Name: Judith Barnett
Print Title: VP Human Resources
Date: July 20 , 20 11	Date: 19th July , 20 11

EXHIBIT A

OUTSTANDING STOCK PURCHASE RIGHTS

Type of Security [e.g., stock option, SAR, RSU warrant, etc.]	Date Issued	Maximum Number of Shares Currently Purchasable or Issuable	Purchase Price Per Share	Termination Date

EXHIBIT B

PRESS RELEASE

EXHIBIT C

LIST OF OTHER AGREEMENTS (Pursuant to §§14 and 15)

1.	Agreement and Plan of Merger dated as of May 5, 2010 by and between Tekelec, SPAN Corp., Inc., Camiant, Inc. and Stephen Van Beaver

2.	Escrow Agreement dated as of May 7, 2010 by and between Tekelec, Camiant, Inc., U.S. Bank and Stephen Van Beaver

3.	Side Agreement dated as of May 5, 2010 by and between Tekelec, SPAN Corp., Inc., Camiant, Inc. and Yusun Kim Riley

4.	Restricted Stock Unit Award Agreement dated as of May 5, 2010 by and between Tekelec and Yusun Kim Riley

EXHIBIT D

POST-EMPLOYMENT RELEASE AGREEMENT

THIS POST-EMPLOYMENT RELEASE AGREEMENT (the “Release Agreement”) is entered into by and between TEKELEC, a California corporation with its principal place of business in Morrisville, North Carolina (“Tekelec”) and YUSUN (SUSIE) KIM RILEY (“Employee”), and shall become effective when executed by both parties hereto (the “Effective Date”).

RECITALS

A.      Employee and Tekelec entered into a Employment Separation Agreement effective June     , 2011 (the “Separation Agreement”) pursuant to which Tekelec has agreed to provide certain severance benefits and additional consideration that it is not otherwise obligation to provide Employee in exchange for Employee’s execution of the Separation Agreement and her execution of this Release Agreement.

B.      Employee’s position as an officer and employee of Tekelec ended on July 31, 2011 (the “Termination Date”).

C.      Tekelec and Employee are entering into this Release Agreement for the purpose of resolving any and all claims, matters and disputes regarding, relating to, or arising from Employee’s employment or service with Tekelec, including without limitation any and all claims that may have arose or accrued after Employee’s execution of the Separation Agreement.

AGREEMENT

1.      Release of Claims.    Employee does hereby and forever release and discharge Tekelec and the predecessor corporation of Tekelec as well as the successors, current, prior or future shareholders of record, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys, insurers and representatives of each of them, past, present or future, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of any kind or character whatsoever, whether known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal agency, court or other governmental entity which are existing on or arising prior to the date of this Release Agreement and which, directly or indirectly, in whole or in part, relate or are attributable to, connected with, or incidental to the previous employment of Employee by Tekelec, the separation of that employment, and any dealings between the parties concerning Employee’s employment existing prior to the date of execution of this Release Agreement, excepting only those obligations expressly recited herein or to be performed hereunder or under the Separation Agreement. Nothing contained in this Section 1 shall affect any rights, claims or causes of action which Employee may have (1) with respect to her outstanding stock options, warrants or other stock subscription rights to purchase Tekelec Common Stock or other securities under the terms and conditions thereof; (2) as a shareholder of Tekelec; (3) to indemnification by Tekelec, to the extent required under the provisions of Tekelec’s Articles of Incorporation, Tekelec’s Bylaws, the California General Corporation Law, insurance or contracts, with respect to matters relating to Employee’s prior service as a director, an officer, employee and agent of Tekelec; (4) with respect to any other written agreement listed on Exhibit C of the Separation Agreement; and (5) to make claims against or seek indemnification or contribution from anyone not released by the first sentence of this Section 1 with respect to any matter or anyone released by the first sentence of this Section 1 with respect to any matter not released thereby; or (6) with respect to Tekelec’s performance under the Separation Agreement or this Release Agreement. Further, Employee waives specifically any and all rights or claims Employee has or may have under the ADEA and/or the OWBPA, and acknowledges that such waiver is given voluntarily in exchange for certain consideration included in the severance benefits being paid pursuant to the Separation Agreement and this Release Agreement.

2.      Waiver of Unknown Claims.    Employee acknowledges that she is aware that she may hereafter discover claims or facts different from or in addition to those she now knows or believes to be true with respect to the matters herein released, and she agrees that this release shall be and remain in effect in all respects a complete general release as to the matters released and all claims relative thereto which may exist or may heretofore have existed, notwithstanding any such different or additional facts. Employee acknowledges that she has been informed of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which she has or may have under said Section (or any similar state statute), which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

3.      Covenant Not to Sue on Matters Released.    Employee covenants that she will not make, assert or maintain against any person or entity that Employee has released in this Agreement, any claim, demand, action, cause of action, suit or proceeding arising out of or in connection with the matters herein released, including but not limited to any claim or right under the ADEA, the OWBPA, or any other federal or state statute or regulation. Employee represents and warrants that she has not assigned or transferred, purported to assign or transfer, and will not assign or transfer, any matter or claim herein released. Employee represents and warrants that she knows of no other person or entity which claims an interest in the matters or claims herein released. Employee agrees to, and shall at all times, indemnify and hold harmless each person and entity that Employee has released in this Agreement against any claim, demand, damage, debt, liability, account, action or cause of action, or cost or expense, including attorneys’ fees, resulting or arising from any breach of the representations, warranties and covenants made herein.

4.      Adequacy of Consideration.    Employee understands and acknowledges that the consideration provided herein and in the Separation Agreement is discretionary in nature and is not required in the absence of this Release Agreement and the Separation Agreement and constitutes adequate consideration for this Release Agreement.

5.      21 Day Review Period; Right to Revoke.    Employee acknowledges that she was advised in writing to consult with an attorney prior to executing this Release Agreement and represents and warrants to Tekelec that she has done so, and further acknowledges that she has been given a period of 21 days within which to consider the terms and provisions of this Release Agreement with her attorney. If Employee has executed and delivered to Tekelec this Release Agreement prior to the expiration of such 21-day period, then in doing so, Employee acknowledges that she has unconditionally and irrevocably waived her right to that unexpired portion of such 21-day period. The parties agree that any changes or modifications, whether or not material, made to this Release Agreement will not restart the 21-day period. In addition, Employee shall have the right to revoke this Release Agreement for a period of seven days following the date on which this Agreement is signed by sending written notification of such revocation directly to each of Tekelec, General Counsel of Tekelec and Katherine Ashton at the addresses specified in Section 18.1 of the Separation Agreement via hand delivery.

6.      Effectiveness.    This Release Agreement shall become effective upon the execution by the later of the parties hereto to execute this Release Agreement.

TEKELEC	YUSUN (SUSIE) KIM RILEY

By:	Signature:
Print Name:
Print Title:
Date: , 20	Date: , 20

EXHIBIT E

EXCEPTIONS (Pursuant to §17)